Exhibit 4

EXECUTION COPY

WAIVER AND FOURTH AMENDMENT TO LOAN AGREEMENT

This AMENDMENT is dated as of June 18, 2015 (this “Agreement”) and entered into among NORTH AMERICAN PALLADIUM LTD., a corporation incorporated under the federal laws of Canada (together with its permitted successors and assigns, the “Borrower”), LAC DES ILES MINES LTD., as guarantor (together with its permitted successors and assigns, the “Guarantor”) and BCP III NAP L.P., by its general partner, BROOKFIELD CAPITAL PARTNERS LTD., as lender (together with its successors and assigns, the “Lender”).

RECITALS:

A. The Borrower and the Lender are parties to a loan agreement dated as of June 7, 2013 (as amended by the First Amendment, the Second Amendment and the Third Amendment and in effect immediately prior to the effectiveness of this Agreement, the “Loan Agreement”).

B. The Borrower advised the Lender that the Borrower expected to be in default of Section 6.2.1 (Senior Debt to EBITDA Ratio) and Section 6.2.3 (Minimum Equity) (together, the “Financial Covenants”) of the Loan Agreement as of March 31, 2015 (the “Specified Defaults”). Further to discussions between the Lender and the Borrower, the Lender agreed to a series of temporary waivers with respect to the non-compliance with the Specified Defaults and which suspended the application of the Financial Covenants for the testing periods through and including the calendar month ending June 30, 2015.

C. The Borrower and the Lender have entered into the Recapitalization Agreement.

D. The parties to the Loan Agreement wish to amend the Loan Agreement to: (i) accommodate the Borrower’s request to further waive compliance with the Financial Covenants to grant the Borrower additional time to implement the terms of a consensual recapitalization in accordance with the Recapitalization Agreement, (ii) make available to the Borrower additional short-term liquidity pursuant to the Bridge Facility; and (iii) provide for certain additional consequential changes to the Loan Agreement.

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions. Capitalized terms not defined in this Agreement have the meanings given to them in the Loan Agreement.

Section 1.2 Headings, etc. The inclusion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation hereof.

Section 1.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 2

WAIVERS

Section 2.1 Waivers. Subject to the effectiveness of this Agreement in accordance with Section 4.1, and in reliance upon the parties entering into and performing their respective obligations under the Recapitalization Agreement and the transactions contemplated thereby, the Lender hereby agrees:

(i) to waive compliance by the Borrower with Section 6.2.1 (Senior Debt to EBITDA Ratio) of the Loan Agreement in respect of the calendar month period ending July 31, 2015 (in respect of the trailing twelve-month period then ending);

(ii) to waive compliance by the Borrower with Section 6.2.3 (Minimum Equity) of the Loan Agreement for the calendar month ending July 31, 2015; and

(iii) to waive any other Event of Default arising under the Loan Agreement resulting from the Borrower completing the Plan of Arrangement in connection with the transactions set out in the Recapitalization Agreement.

It is a condition of the foregoing waivers that the Borrower provide the financial statements contemplated by Section 6.3.1 of the Loan Agreement in respect of the calculation periods for which the waivers are applicable, together with a Compliance Certificate for the constituent monthly periods, no later than the 15th day after the end of the relevant month end (and for the month ending August 31, 2015). Beginning on and after August 1, 2015, Sections 6.2.1 and 6.2.3 of the Loan Agreement will again apply to the Borrower in accordance with their terms and, for greater certainty, such covenants will be tested in accordance with their terms on August 31, 2015 in respect of the Compliance Certificate due September 15, 2015. For clarity, any Event of Default that arises or exists thereafter will be actionable by the Lender in accordance with Section 8.2 (Remedies Upon Default) of the Loan Agreement and Applicable Law.

ARTICLE 3

AMENDMENTS

Subject to the satisfaction of each of the conditions set forth in this Agreement, the Loan Agreement is hereby amended as set forth below, including by way of deletion of the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and the addition of bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text):

Section 3.1 Additional Definitions. Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical sequence:

“Backstop Fee” means (i) US$9,750,000 prior to the date of the Company Circular (as defined in the Recapitalization Agreement) and (ii) US$11,250,000 on and after the date of the Company Circular (as defined in the Recapitalization Agreement), being the amount payable by the Borrower to the Lender in the event the Borrower terminates the Recapitalization Agreement pursuant to section 19(c) thereof.

“Bridge Commitment Fee” has the meaning attributed to it in Section 2.6.4.

“Bridge Facility” means the bridge loan facility pursuant to which the Lender agrees to make available to the Borrower the Bridge Loan during the Bridge Loan Term pursuant to Section 2.6.

“Bridge Facility Rate” has the meaning attributed to it in Section 2.6.5.

“Bridge Loan” the principal amount advanced in respect of the First Advance and the Second Advance.

“Bridge Loan Advance Amount” means the principal amount advanced by the Lender in respect of the Bridge Loan on the Bridge Loan Funding Date.

“Bridge Loan Funding Date” means, with respect to the First Advance and the Second Advance, the date on which the Lender advances the corresponding amounts thereof to the Borrower pursuant to Section 2.6.2.

“Bridge Loan Maturity Date” means the earlier of September 18, 2015 and the date the Recapitalization Agreement has been terminated in accordance with its terms.

“Bridge Loan Repayment Date” means the date on which the Borrower has repaid in full to the Lender the Principal Amount of the Bridge Loan and all other Obligations relating to the Bridge Loan.

“Bridge Loan Term” means the period from and including the Bridge Loan Funding Date to the Bridge Loan Repayment Date.

“Fourth Amendment” means the waiver and fourth amendment to loan agreement in respect of this Agreement dated as of June 17, 2015 between the Borrower and the Lender.

“Fourth Amendment Effective Date” means the date on which the conditions to effectiveness specified in Section 4.1 of the Fourth Amendment have been satisfied or waived in writing by the Lender.

“Recapitalization Agreement” means the Recapitalization Agreement dated as of June 17, 2015 incorporating the terms of the Recapitalization Term Sheet in respect of a consensual recapitalization of the Borrower.

“Water Balance Issues” means those matters which are described on Schedule 4.1.24.

Section 3.2 Amended Definitions.

(a) The following definitions in Section 1.1 of the Loan Agreement are hereby amended as follows:

“Agreement” means this agreement as amended by the First Amendment, Second Amendment, ~~and~~ Third Amendment and Fourth Amendment and as may be further amended or otherwise modified from time to time; the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this as a whole and not to any particular Article, Section, Schedule, or other portion hereof or thereof.

“Loan” means the loan in the aggregate principal amount of US$~~173,222,932~~201,972,932 as at ~~April 15~~June 17, 2015 (before giving effect to the ~~Third~~ Fourth Amendment) made by the Lender to the Borrower in accordance with the terms and conditions of this Agreement, as such amount may be increased or reduced from time to time in accordance with this Agreement, including as increased by the principal amount of the Interim

Loan and Bridge Loan for so long as the Interim Loan and Bridge Loan remains outstanding.

“Maturity Date” means, (i) with respect to the Interim Loan, the Interim Loan Maturity Date ~~and~~, (ii) with respect to the Bridge Loan, the Bridge Loan Maturity Date, and (iii) otherwise, subject to extension pursuant to Section 3.12, June 7, 2017.

“Obligations” means all indebtedness, liabilities and other obligations owed to the Lender hereunder or under any other Loan Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising including, for greater certainty, the Interim Loan, Bridge Loan, Interim Commitment Fee, Bridge Commitment Fee, Waiver Fee, the Prepayment Fee and the ~~Break~~ Backstop Fee (if applicable).

“Principal Amount” means the principal amount of the Loan or, outstanding under this Agreement from time to time, which shall consist of the principal amount advanced hereunder including the Interim Loan, Bridge Loan and any deferred interest and fees which have been added to such principal amount in accordance with Sections 2.5, 2.6 or 3.3, less any prepayments and repayments thereof.

Section 3.3 The Loan. The Loan Agreement is hereby amended as follows:

(a) Amending Section 2.2 (Availment) as follows:

2.2.13	US$25,000,000 in respect of the Interim Loan ~~will be available~~ was fully advanced to the Borrower in a single advance on April 15, 2015 in accordance with Section 2.5 representing the Interim Loan.

(b) Amending Section 2.2 (Availment) by adding the following subsection at the end of the such section:

2.2.15	an aggregate amount of US$25,000,000 in respect of the Bridge Loan will be available to the Borrower in two advances in accordance with Section 2.6 representing the Bridge Loan.

(c) Inserting the following new Section 2.6 after Section 2.5 of the Loan Agreement, with the remaining sections in Article 2 and affected cross-references throughout the Loan Agreement to be renumbered accordingly:

2.6	Bridge Facility

2.6.1	The Lender, in reliance on each of the representations and warranties set out herein and upon and subject to the provisions of this Agreement, including without limitation the satisfaction of the conditions set out in Section 4.2 of the Fourth Amendment, hereby agrees to make the Bridge Loan available to the Borrower after the Fourth Amendment Effective Date for drawdown in two tranches, consisting of a US$15,000,000 advance (the “First Advance”) and a US$10,000,000 advance (the “Second Advance”), for the purpose of (i) paying amounts due and payable in respect of the Loan as required by the Lender, (ii) paying amounts due and payable under the BNS Credit Agreement, (iii) paying transaction expenses relating to the Recapitalization (as defined in the Recapitalization Agreement), and (iv) and funding its working capital needs.

2.6.2	At any time after the Fourth Amendment Effective Date, upon satisfaction of the conditions specified in Section 4.2 of the Fourth Amendment and the following conditions, the Borrower may request the First Advance:

(i)	the Borrower has delivered to the Lender a completed Borrowing Notice in the form of Exhibit 1B no later than 10 a.m. on the requested funding date of the First Advance;

(ii)	the Borrower has delivered to the Lender a payment direction (which shall provide for the payment of all amounts due and owing to the Lender in respect of the Loan) with respect to the use of proceeds relating to the First Advance; and

(iii)	after giving effect to the waivers contained in the Fourth Amendment, no Default or Event of Default shall have occurred and be continuing.

2.6.3	At any time after the Fourth Amendment Effective Date, upon satisfaction of the conditions specified in Section 4.3 of the Fourth Amendment and the following conditions, the Borrower may request the Second Advance:

(i)	the Borrower has delivered to the Lender a completed Borrowing Notice in the form of Exhibit 1B no later than 10 a.m. on the requested funding date of the Second Advance;

(ii)	the Borrower has delivered to the Lender a payment direction (which shall provide for the payment of all amounts due and owing to the Lender in respect of the Loan) with respect to the use of proceeds relating to the Second Advance; and

(iii)	after giving effect to the waivers contained in the Fourth Amendment, no Default or Event of Default shall have occurred and be continuing.

2.6.4	In respect of the Bridge Loan, a standby fee in the amount of US$750,000 (the “Bridge Commitment Fee”) will be fully earned and payable by the Borrower upon signing of this Agreement.

2.6.5	Subject to Section 8.5, interest on the Bridge Loan shall accrue from and including the applicable Bridge Loan Funding Date, in each case through and including the Bridge Loan Repayment Date, on the Principal Amount of the Bridge Loan outstanding from time to time at a fixed rate equal to 16.0% per annum (the “Bridge Facility Rate”) and shall be payable on each Interest Payment Date.

2.6.6	Notwithstanding any other term of this Agreement:

(i)	the Bridge Loan Advance Amount, and all accrued and unpaid interest thereon, will become due and payable on the Bridge Loan Maturity Date;

(ii)	the Bridge Loan may be prepaid at any time prior to the Bridge Loan Maturity Date subject to payment by the Borrower to the Lender of the Prepayment Fee applicable thereon;

(iii)	notwithstanding Section 3.11 and except as otherwise agreed by the Borrower and the Lender, during the Bridge Loan Term any repayments or prepayments under this Agreement will be allocated: (1) first, ratably, to the payment of accrued and unpaid interest on the Interim Loan and Bridge Loan; (2) second, ratably, to the repayment of any outstanding Interim Loan Advance Amount and Bridge Loan Advance Amount; (3) third, to the payment of the deferred and capitalized Interim Commitment Fee; and (4) fourth, in accordance with the terms of this Agreement without regard to this Section 2.6 or Section 2.5 of the Third Amendment. Following the Bridge Loan Term, any prepayments under this Agreement will be allocated in accordance with the terms of this Agreement without regard to this Section 2.6; and

(iv)	during the Bridge Loan Term, the Borrower shall not make any payments in respect of principal or otherwise on account of any Subordinated Debt or the Junior Convertible Debentures, other than regularly scheduled interest payments on account of the Junior Convertible Debentures.

(d) Amending Section 3.1 (Interest Rate) as follows:

Subject to Sections 3.3 and 8.5, interest on the Loan shall accrue from and including the date of the advance of the Loan on the Principal Amount outstanding from time to time at a fixed rate of 15% per annum. Notwithstanding the foregoing;

(i)	for the period beginning November 29, 2013 until the Borrower’s resumption of cash interest payments on June 30, 2014, the Interest Rate was fixed at 19% per annum due to election of the Borrower to defer interest payments pursuant to Section 3.3.2; ~~and~~

(ii)	with respect to the Interim Loan, interest shall accrue on the Principal Amount of the Interim Loan outstanding from time to time at the Interim Facility Rate~~.~~; and

(iii)	with respect to the Bridge Loan, interest shall accrue on the Principal Amount of the Bridge Loan outstanding from time to time at the Bridge Facility Rate.

(e) Amending Section 8.1 (Events of Default) by replacing the “.” at the end of Section 8.1.21 with “; or” and adding a new subsection at the end of Section 8.1 as follows:

8.1.22 the occurrence of any termination event specified in Section 18 of the Recapitalization Agreement.

(f) Amending the definition of “Material Adverse Effect” by replacing the “.” at the end of thereof with “;” and adding the words “provided however that the Water Balance Issues shall not be deemed to constitute a Material Adverse Effect unless a Material Adverse Change as defined in the Recapitalization Agreement shall have occurred.”

(g) Adding a new “Exhibit 1B” following “Exhibit 1A” of the Loan Agreement in the Form of Schedule A to this Agreement.

(h) Supplementing Schedule 4.1.24 of the Loan Agreement with the Schedule 4.1.24 attached to this Agreement which shall be deemed to qualify the representations in Section 4.1.24.

ARTICLE 4

CONDITIONS

Section 4.1 Conditions to Effectiveness. The effectiveness of this Agreement and the waivers and amendments provided herein are subject to satisfaction of the following conditions precedent (other than any of which have been waived in writing by the Lender):

(a) receipt by the Lender of a copy of this Agreement duly executed and delivered by all parties hereto;

(b) the Lender and the Borrower have executed the Recapitalization Agreement and the Backstop Agreement (as defined in the Recapitalization Agreement);

(c) delivery to the Lender of an Officer’s Certificate in respect of the Borrower certifying that:

(i) the articles, memorandum, by-laws, constating documents or other organizational documents of the Borrower have not been amended or otherwise modified since October 30, 2014;

(ii) attached thereto are true and correct copies of the resolutions or other documentation evidencing that all necessary action (if any), corporate or otherwise, has been taken by the Borrower to authorize the execution, delivery and performance of this Agreement and any related agreements;

(iii) attached thereto is a true and correct copy of a certificate of incumbency including sample signatures of officers and directors in respect of the Borrower that is party to this Agreement;

(iv) the representations and warranties contained in Section 4.1 of the Loan Agreement, as modified by the Compliance Certificates delivered by the Borrower to the Lender and as modified by Schedule 4.1.24 attached hereto, are true and correct as of the Fourth Amendment Effective Date; and

(v) after giving effect to the waivers contained in the Fourth Amendment, there exists no Default or Event of Default as of the Fourth Amendment Effective Date.

Section 4.2 Conditions to First Advance under the Bridge Facility. In addition to the continued satisfaction of the applicable conditions precedent set forth in Section 4.1, the Borrower’s right to drawdown the First Advance of the Bridge Loan is subject to satisfaction of the conditions precedent set forth below in this Section 4.2 (other than any of which have been waived in writing by the Lender):

(a)	delivery to the Lender of an Officer’s Certificate in respect of the Borrower and the Guarantor certifying that:

(i)	in respect of the Borrower, the articles, memorandum, by laws, constating documents or other organizational documents of the Borrower have not been amended or otherwise modified since the Fourth Amendment Effective Date, and in respect of the Guarantor, certifying that attached to such Officer’s Certificate is a true and complete copy of the organizational documents of the Guarantor;

(ii)	each of the representations and warranties made by or on behalf of the Borrower and the Guarantor to the Lender in any of the Loan Documents, as modified by the Compliance Certificates delivered by the Borrower to the Lender and as modified by Schedule 4.1.24 attached hereto, was true and correct when made and in all material respects remains, true and correct on the Bridge Loan Funding Date (except to the extent stated to be made only as of a specified date), with the same full force and effect as if each of those representations and warranties had been made by the applicable Obligor on the Bridge Loan Funding Date; and

(iii)	after giving effect to the waivers contained in the Fourth Amendment, there exists no Default or Event of Default as of the Bridge Loan Funding Date;

(b)	receipt by the Lender of (i) a copy of the amendment to the BNS Credit Agreement and (ii) an acknowledgement and agreement with respect to the Intercreditor Agreement between The Bank of Nova Scotia, as WCF Agent, and the Lender, in each case in form and substance acceptable to the Lender to provide the Borrower the requested time and flexibility to implement the transactions contemplated by the Recapitalization Agreement and this Agreement; and

(c)	an opinion of counsel to the Obligors with respect to customary corporate matters and the enforceability of this Agreement, and otherwise in form and substance satisfactory to the Lender, acting reasonably.

Section 4.3 Conditions to Second Advance under the Bridge Facility. In addition to the continued satisfaction of the applicable conditions precedent set forth in Section 4.1 and Section 4.2, the Borrower’s right to drawdown the Second Advance of the Bridge Loan is also subject to the Borrower first having mailed the Company Circular (as defined in the Recapitalization Agreement), and other related documents, and having filed the Company Circular and the Form F-7 registration statement, in each case in accordance with the Recapitalization Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Confirmation and Acknowledgment. Each of the Borrower and the Guarantor hereby acknowledges and confirms that:

(a) the Lender has agreed to grant the waivers specified in Section 2.1 solely because each of the Borrower and Guarantor expressly has agreed to the terms and conditions stated in this Agreement;

(b) but for the extension and waiver provided for herein, the Lender would as of August 15, 2015 be in a position to deliver to the Borrower an enforcement notice pursuant to Section 8.2 of the Loan Agreement and declare all Indebtedness and Obligations to be immediately due and payable;

(c) each of the representations and warranties made by or on behalf of the Borrower and Guarantors to the Lender in the Loan Agreement, as modified by the Compliance Certificates delivered by the Borrower to the Lender and as modified by Schedule 4.1.24 attached hereto, is true and correct on the date of this Agreement (except to the extent stated to be made only as of a specified date);

(d) after giving effect to the waivers contained in this Agreement, no Default or Event of Default exists as of the date hereof; and

(e) after receipt by the Lender of the agreements referred to in Section 4.2(b), the Borrower is not in default of its obligations under the BNS Credit Agreement or the Junior Indenture.

Section 5.2 Ratification of Existing Obligations and Security. Each of the Borrower and the Guarantor hereby acknowledges and confirms that:

(a) other than to the extent expressly waived hereby, the terms of the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed;

(b) other than to the extent expressly waived hereby, the Obligations of the Borrower and the Guarantor under the Loan Agreement and each other Loan Document to which it is a party will not otherwise be impaired or affected by the execution and delivery of this Agreement; and

(c) notwithstanding the waivers and amendments granted hereby, each Security Document to which it is a party and the Security granted thereunder will continue in full force and effect as general and continuing collateral security for all of the Obligations.

Section 5.3 Payment of Costs and Expenses. The Borrower shall pay to the Lender on demand all reasonable costs and expenses of the Lender and its advisors, consultants, agents and any receiver or receiver manager appointed by them or by a court (including, without limitation, all reasonable fees, expenses and disbursements of legal counsel, due diligence costs and travel costs) in connection with this

Agreement and the other Loan Documents, and the Recapitalization Agreement, including, without limitation, the defence, establishment, protection or enforcement of any of the rights or remedies thereunder.

Section 5.4 Further Assurances. The Borrower shall at its own expense do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, security documents, powers of attorney and assurances as the Lender may from time to time request to better assure and perfect, protect and preserve the security interests and other interests under the Security after giving effect to this Agreement.

Section 5.5 Benefits. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 5.6 Loan Document. This Agreement constitutes a Loan Document for all purposes under the Loan Agreement.

Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or PDF via email, each of which will be deemed to be an original.

- signature page follows -

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date stated on the first page above.

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phi du Toit
Title:	President & Chief Executive Officer

By:	/s/ Dave Langille
Name:	Dave Langille
Title:	Chief Financial Officer

LAC DES ILES MINES LTD.

By:	/s/ Phil du Toit
Name:	Phi du Toit
Title:	Director

By:	/s/ Dave Langille
Name:	Dave Langille
Title:	Chief Financial Officer

BCP III NAP L.P., by its administrative general partner BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ “David Nowak”
Name:	David Nowak
Title:	Managing Partner

By:	/s/ “J. Peter Gordon”
Name:	J. Peter Gordon
Title:	Managing Partner

[Signature page to Waiver and Fourth Amendment to Loan Agreement]

Form of Exhibit 1B

EXHIBIT 1B

FORM OF BORROWING NOTICE RE BRIDGE LOAN

TO:	BCP III NAP L.P., by its general partner BROOKFIELD CAPITAL PARTNERS LTD. (the “Lender”)

FROM:	NORTH AMERICAN PALLADIUM LTD. (the “Borrower”)

RE:	Loan Agreement dated as of June 7, 2013 between the Borrower and the Lender (as amended, modified, revised, restated or replaced from time to time, the “Loan Agreement”)

DATE:	●

This notice of request for an advance under Section 2.6 of the Loan Agreement is delivered to you pursuant to the Loan Agreement. All defined terms used but not defined in this borrowing notice have the respective meanings set forth in the Loan Agreement.

The undersigned hereby requests an advance of the Bridge Loan under Section 2.6 of the Loan Agreement from the Lender as follows:

(a)	Requested funding date of the [First][Second] Advance: ●, 2015.

(b)	Principal amount to be advanced: US$[15,000,000][10,000,000].

No Default or Event of Default has occurred and is continuing nor will any such event occur as a result of the aforementioned advance.

The representations and warranties made in or pursuant to Section 4.1of the Loan Agreement, except to the extent expressly stated to be made as of an earlier date, are true on and as of the date hereof with the same effect as if such representations and warranties had been made on and as of the date hereof.

After giving effect to the waivers contained in the Fourth Amendment, no event has occurred since December 31, 2014, except as publicly disclosed prior to the date hereof which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect, including any event arising as a result of any casualty or disaster, accident, labour dispute, exercise of power of eminent domain or other governmental action, act of God or other reason whatsoever.

- signature page follows -

This Notice is signed as of the date stated in the headings field above:

NORTH AMERICAN PALLADIUM LTD.

By:
Name:
Title: